Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, December 7, 2007	Mark W. Sheahan (612) 623-6656

GRACO INCREASES REGULAR QUARTERLY DIVIDEND BY 12.1 PERCENT
CFO JIM GRANER ANNOUNCES HIS INTENTION TO RETIRE IN 2008

MINNEAPOLIS, MN (December 7, 2007) — The Board of Directors of Graco Inc. (NYSE: GGG) has declared a regular quarterly dividend of 18.5 cents per share, an increase of 12.1 percent, payable on February 6, 2008, to shareholders of record at the close of business on January 22, 2008. The company has approximately 62.4 million shares outstanding.

In a separate matter Graco announced today that James A. Graner, age 63, has informed the company of his intention to retire as Chief Financial Officer. Mr. Graner will continue as Chief Financial Officer during the search for his replacement. Graco expects to complete the transition to a new Chief Financial Officer by the end of 2008.

“During his 33 year career with Graco, Jim has brought tremendous value to the organization,” said President and Chief Executive Officer Patrick J. McHale. “We will miss his wisdom, integrity, candor and leadership. On behalf of the members of management and the Board of Directors, I would like to thank Jim for his years of service and wish him the best in his retirement next year.”

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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